Exhibit 16.1

Series Name	Underlying Asset	REG A/ REG D	Share Price	Shares Sold in Prior 12 Months	Total Consideration
Series Incredi-Bundle	h-bundle-incredi-bundle	REG A	$108.00	10183	$1,099,764.00
Series Brandy 22	h-brandy-22	REG A	$85.00	9014	$766,190.00
Series Malibu Bonnie 23	h-malibubonnie-23	REG A	$79.00	5559	$439,161.00
Series The New York Bundle	h-bundle-new-york-bred-bundle	REG A	$225.00	5099	$1,147,275.00
Series Clair De Lune 22	h-clairdelune-22	REG A	$83.00	4998	$414,834.00
Series Stylishly 23	h-stylishly-23	REG A	$228.00	4520	$1,030,560.00
Series Formidable Kitt 22	h-formidable-kitt-22	REG A	$132.00	3800	$501,600.00
Blue Curl '22	Isle Blue	REG A	$81.00	3029	$245,349.00
Series Spanxamillion	h-spanxamillion-23	REG A	$174.00	1858	$323,292.00
Series Blue Devil	h-bluedevil	REG A	$75.00	1110	$83,250.00
Series Adaay in Asia	h-adaay-in-asia	REG A	$82.00	1054	$86,428.00
Series Lovesick 21	h-lovesick-21	REG A	$39.00	76	$2,964.00
Series Knarsdale 21	h-knarsdale-21	REG A	$112.00	46	$5,152.00
Series Tamboz 21	h-tamboz-21	REG A	$103.00	43	$4,429.00
Series Kindle 21	h-kindle-21	REG A	$71.00	41	$2,911.00
Savvy Sassy '22	h-savvy-sassy-22	REG A	$148.00	40	$5,920.00
Series High Speed Goldie	h-high-speed-goldie21	REG D	$10,000.000	5	$50,000.00
				50475	$6,209,079.00